Exhibit 10.50

EMPLOYMENT AGREEMENT

                This Employment Agreement (the “Agreement”) is entered into as of January 27, 2003, by and among METRON TECHNOLOGY N.V., a limited liability company organized under the laws of the Netherlands (“MTNV”), METRON TECHNOLOGY DISTRIBUTION CORPORATION, a California corporation (“Employer”), and DOUGLAS J. McCUTCHEON (“Executive”), a California resident.

RECITALS

Executive currently is employed as Employer’s Interim Chief Financial Officer in the classification of a temporary full-time employee;

Employer desires to employ Executive as a regular full-time employee on the terms and conditions set forth herein;

                Executive desires to accept such regular full-time employment with Employer pursuant to the terms and conditions of this Agreement; and

                MTNV intends to confirm the appointment of Executive as a Managing Director A;

                NOW, THEREFORE, in consideration of the mutual convenants and agreements contained herein, the parties hereto agree as follows:

1.                                      EFFECTIVE TIME; EMPLOYMENT AND SERVICE

1.1          Effective Time.  This Agreement is to be effective as of January 27, 2003 (the “Effective Time”) and shall continue in effect until Executive’s employment terminates pursuant to the provisions of Section 3 herein.

1.2           Employment with Employer.  Employer agrees that, as of the Effective Time, it will employ Executive as its Senior Vice President and Chief Financial Officer or in such other capacity as determined by Employer’s Officers to whom the Executive reports or Employer’s Supervisory Board of Directors, as a regular full-time employee.  MTNV agrees that it has elected Executive as a member of the Board of Directors of Employer.

1.3          Appointment with MTNV.  In view of Executive’s employment with Employer, and his intended appointment as a Class A (or similar description) Managing Director by resolution of the General Meeting of Shareholders of MTNV, the parties now wish to confirm the terms and conditions of his service as a Managing Director as provided herein.  The term of Executive’s appointment as a Managing Director of MTNV shall be determined by the General Meeting of Shareholders of MTNV.  To the extent permitted under Dutch corporate law, as Managing Director of MTNV, Executive shall perform such duties and responsibilities as may be determined from time to time by MTNV’s General Meeting of Shareholders or MTNV’s Supervisory Board (the “MTNV Supervisory Board”), as the case may be.

1.4                          Executive’s Responsibilities for Employer.  During the term of this Agreement, Executive shall have such responsibilities as may be assigned to him by Employer’s Officers to whom the Executive reports, or Employer’s Supervisory or Managing Board of Directors.  Executive’s duties shall be performed at Employer’s Burlingame, California office or at such other location as Employer and Executive mutually agree; provided, however, that, in the performance of his duties, Executive shall be required to travel at such times and to such places as Employer or MTNV may reasonably request from time to time.

1.5           Exclusive Services.  Executive agrees to devote his full time, attention and energy to performing his duties and responsibilities to Employer and MTNV.  Executive further agrees that he will not engage in any business activity in competition with Employer or MTNV nor make preparations to do so, and agrees not to engage in any outside employment or consulting, other than as already disclosed to Employer in writing, without written authorization from MTNV’s Supervisory Board.  The foregoing, however, shall not preclude Executive from engaging in the following activities, provided that they do not unreasonably interfere or conflict with Executive’s responsibilities to Employer and MTNV:  (1) engaging in appropriate civic, charitable or religious activities; (2) devoting a reasonable amount of time to private investments; (3) serving on the boards of directors of nonprofit entities; or (4) serving on the Board of Directors of a for-profit entity with the prior written consent of Employer’s Chief Executive Officer (“CEO”).

2.                                      COMPENSATION, BENEFITS AND PERQUISITES

2.1  Base Salary.  During the period this Agreement is in effect, Employer shall pay Executive an annual base salary of $225,000 less standard deductions and withholdings.  MTNV, acting through the MTNV Supervisory Board or its Compensation Committee, as the case may be, shall review Executive’s base salary at least annually and may in its sole discretion increase (but not decrease, unless such decrease is done on an equitable pro-rata basis for all of Employer’s executives, including its CEO) such salary to reflect performance, appropriate industry data and other factors.  Employer and MTNV shall not be obligated to provide any such salary increases, except that, if the salaries of all Directors of the Managing Board is increased due to Employer’s return to profitability and to compensate for the previous salary decrease of ten percent (10%), Executive will be eligible for such one-time salary increase at the same time and by the same percentage as the other Directors of the Managing Board.  Salary levels generally are reviewed on or about March 1 of each calendar year.  Executive will not be eligible for consideration of a salary increase during a general salary review cycle, should such review cycle occur within six (6) months following the Effective Time.

2.2             Bonuses.

(a)         Executive shall be entitled to participate in the annual incentive compensation plans for MTNV’s senior management pursuant to the terms of these plans.  Generally, any such compensation shall be paid out of a pool funded by a percentage of the annual pretax income of MTNV calculated before income taxes and performance incentive compensation.  MTNV shall have the sole discretion to change or eliminate its annual incentive compensation plans, to determine the amount placed into the pool, to determine whether Executive is entitled to any compensation under these plans, and to determine the amount of any such compensation.

(b)         In addition, any compensation pursuant to Section 2.2(a) shall be considered earned as of the last day of Employer’s fiscal year provided that Executive has remained employed on a full-time basis by Employer through that date.  Notwithstanding the foregoing, if Executive is terminated without Cause (as defined in Section 3.4(a) herein), or resigns for Good Reason (as defined in Section 3.4(b) herein) during the term of this Agreement, for the fiscal year in which his employment terminates, Employer shall pay Executive the bonus to which he would otherwise have been entitled had he been employed as of the last day of such fiscal year multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year up to and including the date of his termination of employment, and the denominator of which is 365.

(c)         In the event of Executive’s death or Disability (as such term is defined in Section 3.4(c) herein) during the term of this Agreement, for the fiscal year in which his death or Disability occurs, Employer shall pay Executive’s estate (in the event of Executive’s death) or the Executive (in case of his Disability) the bonus to which he would otherwise have been entitled had he been employed as of the last day of such fiscal year multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year up to and including the date of his death, or, in the case of Disability, the last day of active employment, and the denominator of which is 365.

(d)         If Executive is awarded any such compensation, it will be paid in one lump sum as soon as practicable after the annual audit of Employer’s financial statements are complete and Employer has completed the necessary calculations of the amounts, if any, which are due.  Any such compensation shall be subject to standard withholdings.

2.3  Stock Option Grants.  Employer agrees to recommend to the Stock Option Committee that Executive be granted a non-qualified stock option to purchase one hundred thousand (100,000) shares of MTNV’s common stock.  In addition, Employer agrees to recommend to the Stock Option Committee that Executive be granted a stock option in June 2003 to purchase an additional fifty thousand (50,000) shares of MTNV’s common stock.  If granted, the June 2003 option grant will qualify as incentive stock options (“ISOs”) to the extent ISO grants are available, subject to applicable legal limitations.  Any granted options will be governed by the terms of the applicable stock option plan and stock option agreements, which stock option agreements will specify a per share purchase price equal to the closing market price of the stock on the business day prior to grant and a four-year vesting period contingent upon Executive’s continuous service to Employer.

2.4  Vacations.  Executive shall accrue three weeks of annual vacation with full pay in accordance with the policies applicable to executive employees of Employer who are located in the United States.  Executive may accrue up to a maximum of 30 days vacation, at which point further accrual stops until accrued vacation is used, unless otherwise agreed to in writing between Executive and Employer.

2.5  Employee Benefits.  Executive shall be entitled to participate in Employer’s benefits and perquisites in accordance with Employer’s policies and the terms, conditions and limitations of Employer’s benefit plans which it now or in the future makes generally available to all of its executives.  Executive shall pay any contributions which are generally required of its executives to receive any such benefits.  Such perquisites may include, but are not necessarily limited to, use of and reimbursement for cellular/car phone, professional organizational dues and professional developmental seminars.  It is anticipated that the MTNV Supervisory Board will annually review Executive’s benefits package and may, in its discretion, increase (but not decrease unless such decrease is done on an equitable pro rata basis for Employer’s executives including its CEO) such perquisites.

2.6  Expenses.  During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement from Employer or MTNV (in accordance with their policies and procedures for executive employees and on submission of written documentation of such expenses suitable to Employer or MTNV) for all reasonable travel and other expenses incurred by Executive in connection with his services hereunder.

2.7. Indemnification.

                (a)           Except to the extent modified below in Section 2.7(b), Employer, with regard to Executive’s performance of services on behalf of Employer as an employee, officer, director, or agent, and MTNV as an employee, officer, director, or agent, with regard to Executive’s performance of services on behalf of MTNV, agree, to the extent authorized or permitted by MTNV’s charter documents and applicable law, to fully indemnify Executive and to hold him harmless from and against all claims, damages, judgments, losses, liabilities, fees and expenses incurred by him or threatened against him in connection with his performance of services hereunder and to make advances to him for the payment of legal fees, witness fees, expenses and costs related thereto.  MTNV and Employer also agree to pay any damages, judgments, fines and amounts paid in settlement and any other amounts that Executive becomes legally obligated to pay because of any claim or claims made against or by Executive in connection with any threatened, pending or completed action, suit or proceeding to which Employee is entitled to indemnification pursuant to the terms of this Section 2.7(a), provided, however, Employee shall not settle any such proceeding without the express written consent of the Supervisory Board of MTNV.  MTNV and Employer agree to use their best efforts to include Executive in the coverage of any errors and omissions and/or directors and officers insurance policies, if any, obtained by MTNV or Employer for officers and directors of MTNV and Employer, respectively.

                (b)           The indemnification provisions of Section 2.7(a) shall not apply with respect to the obligations of MTNV or Employer to indemnify Executive in the following events:

•                  To the extent that Executive is indemnified pursuant to any insurance purchased and maintained by or on behalf of MTNV and/or Employer pursuant to the provisions of Section 2.7(a) of this Agreement and any resulting obligations are actually paid on behalf of or reimbursed to Executive pursuant to such insurance;

•                  On account of Executive’s acts or omissions that involve intentional misconduct or would constitute Cause under Section 3.4(a) herein;

•                  On account of violations of the provisions of Section 4 of this Agreement;

•                  On account of acts or omissions of Executive that Executive believed or reasonably should have known at the time of the act or omission to be contrary to the best interests of MTNV and Employer or its shareholders or that involve the absence of good faith on the part of Executive;

•                  With respect to any transaction from which Executive derived an improper personal benefit;

•                  On account of acts or omissions that show a reckless disregard by Executive for his duties to MTNV or Employer or their shareholders in circumstances in which Executive was aware, or should have been aware, in the ordinary course of performing an officer’s duties, of a risk of serious injury to MTNV, Employer or their shareholders;

•                  On account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Executive’s duties to MTNV, Employer or their shareholders;

•                  On account of acts or omissions that constitute a violation of Section 16 of the Securities and Exchange Act of 1934; or

•                  If indemnification is unlawful.

(c)           Continuation of Indemnity.  MTNV’s and Employer’s indemnity obligations contained herein shall continue during the period Employee is a director, officer, employee or other agent of MTNV or the Employer, respectively (or is or was serving at the request of MTNV or the Employer, respectively (or is or was serving at the request of MTNV or Employer as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise)) and shall survive the termination of Executive’s employment with Employer and continue thereafter so long as Executive shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, by reason of the fact that Executive was serving in the capacity referred to herein and to the extent he would otherwise be entitled to indemnification pursuant to Section 2.7(a).

(d)           Expenses.  Upon request, MTNV or Employer may advance, prior to the final disposition of any proceeding covered by this Section 2.7 (excluding any proceedings instituted by Executive or Employer under Sections 5.9 and 5.10 herein), such advance not to be unreasonably withheld or delayed, all reasonable expenses incurred by Executive in connection with such proceeding upon receipt of an undertaking by or on behalf of Executive to repay said amounts if it shall be determined ultimately that Executive is not entitled to be indemnified under the provisions of this Agreement, applicable law, MTNV’s Articles of Association or Employer’s Charter Documents, or otherwise.

3.             TERMINATION OF EXECUTIVE’S EMPLOYMENT

3.1          Termination of Employment.  Executive’s employment by Employer under this Agreement is at-will and may be terminated by Employer or Executive at any time, with or without Cause.  Executive’s appointment as a Managing Director of MTNV may be terminated by the General Meeting of Shareholders of MTNV as permitted by the Articles of Association of MTNV and Netherlands law.  Executive agrees to give ninety (90) days’ written notice if he intends to resign without Good Reason.

3.2          Severance Benefits Upon Termination By Employer Without Cause, Upon Resignation By Executive for Good Reason or Disability.  If this Agreement is:  (1) terminated by Employer without Cause; or (2) terminated by the Executive for Good Reason; or (3) terminated by Employer as a result of Executive’s Disability; and if Executive first provides the Company with a signed and effective general release of all known and unknown claims, a form of which is set forth in Exhibit A (or in any other form required by Employer or MTNV), Employer shall provide Executive with the following severance benefits only:

                (a)           Continuation of Executive’s final base salary for a period of twelve (12) months after Executive’s termination date.  These payments will be made on the Company’s standard payroll dates and will be subject to required deductions and withholdings.  To the extent, if any, Executive receives disability insurance benefits during this salary continuation period, Executive agrees to tender such payments to Employer;

                (b)           To the extent permitted by federal COBRA law and by Employer’s current group health insurance policies, Executive will be eligible to continue his health insurance benefits after his employment terminates.  Provided that Executive timely elects continued coverage under COBRA, Employer will pay the cost of continuing such benefits for a period of twelve (12) months after Executive’s termination date.  Should Executive become eligible for such health care benefits through another employer, any such payments under this provision shall immediately cease.  Executive agrees to notify Employer immediately if he becomes eligible for such benefits; and

                (c)           Executive also shall be entitled to receive the pro-rata bonus as specified in Sections 2.2(b) and 2.2(c) herein, as applicable.

3.3          No Severance Benefits If Terminated By Employer For Cause, Upon Resignation By Employee Without Good Reason, Or Upon Death.  If Executive’s employment is terminated for Cause by Employer, or if Executive resigns without Good Reason, or if this Agreement is terminated by Executive’s death, Executive shall not be entitled to receive any severance benefits whatsoever, provided, however, that in the event of Employee’s death, his estate shall be entitled to the pro-rata bonus as specified in Section 2.2(c) herein.

3.4       Definitions.

(a)           Definition of “Cause.”  For purposes of this Section 3, “Cause” shall mean the following:  (i) Indictment or conviction of, or a plea of nolo contendere to, any felony or any misdemeanor involving moral turpitude; (ii) commission of an act of fraud, theft or embezzlement of property of MTNV or any of its subsidiaries or commission of similar acts involving dishonesty or moral turpitude that are materially injurious to MTNV or any of its subsidiaries; (iii) Executive’s failure to devote substantially all of his working time and efforts during normal business hours to the business of MTNV and its subsidiaries except as otherwise permitted by this Agreement, or Executive’s failure to comply with the covenants contained in Sections 4.1 or 4.2 of this Agreement; (iv) knowingly providing materially misleading information concerning MTNV or any of its subsidiaries to MTNV, the MTNV Managing Board or Supervisory Board, its General Meeting of Shareholders, any shareholder holding 10% or more of MTNV stock, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of MTNV or its subsidiaries; or (v) any other failure by Executive to substantially perform his material duties as an employee of Employer under this Agreement or as a Managing Director of MTNV (excluding nonperformance resulting from Executive’s Disability) which failure is not cured within thirty (30) days after written notice from the MTNV Supervisory or Managing Board, in the case of Executive’s duties to MTNV, or from the Employer, in the case of Executive’s duties to Employer, specifying the act(s) of nonperformance or within such longer period (but no longer than sixty (60) days in any event) as is reasonably required to cure such nonperformance.

                (b)           Definition of “Good Reason.”  “Good Reason” shall mean:  (i) a material change in the responsibilities, authority, title or office of Executive resulting in the substantial diminution of his position; (ii) except for decreases made on an equitable pro rata basis for Employer’s executives located in the United States, a diminution in Employee’s annual base salary below the amount stated in Section 2.1 or as same may be increased from time to time; (iii) except for changes made on an equitable pro rata basis for Employer’s executives located in the United States, the failure by Employer to continue to provide Executive with benefits substantially similar to those enjoyed by executives of Employer located in the United States; (iv) Employer’s requiring of Executive to be based anywhere other than a location which is within a 75-mile radius of the Company’s existing office in Burlingame, California; or (v) any other material breach by Employer of this Agreement; excluding for all of these purposes an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by Employer promptly after notice thereof is given by Executive.

(c)         Definition of “Disability.”  “Disability” shall have the same meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, except for that section’s reference to “12 months,” which time period shall instead be ninety (90) days.

3.5          Merger, Transfer of Assets or Dissolution.  This Agreement shall not be terminated by a voluntary or involuntary dissolution of Employer or MTNV, or the transfer of all or substantially all the stock or assets of Employer or MTNV, or the merger of Employer or MTNV with or into another entity.

4.              CONFIDENTIALITY AND TRADE SECRETS

4.1          Proprietary Information and Inventions Agreement.  Executive agrees to abide by all of Employer’s policies and procedures and further agrees to continue to abide by the terms of the Employee Proprietary Information and Inventions Agreement signed by Executive on January 1, 2003, a copy of which is attached hereto as Exhibit B.

4.2          Nonsolicitation Obligations.  Executive agrees that during his employment and for two (2) years following the termination of his employment, he will not, either directly or through others, solicit, attempt to solicit, or induce any employee, consultant or independent contractor of Employer or MTNV to terminate his or her relationship with these entities in order to become an employee, consultant or independent contractor to or for any other person or business entity.  Executive also agrees that in order to protect MTNV and Employer’s confidential and proprietary information, for two (2) years following the termination of his employment, he will not, either directly or through others, render services to, contract with, or attempt to solicit business from any principal, customer or prospective customer of Employer or MTNV for products or services offered by Employer or MTNV at the time of Executive’s termination of employment.

4.3          Scope of Restrictions.  If the scope of the restrictions in this section are determined by a court of competent jurisdiction to be too broad to permit enforcement of such restrictions to their full extent, then such restrictions shall be construed or rewritten (“Blue-lined”) so as to be enforceable to the maximum extent permitted by law, and Executive hereby consents, to the extent he may lawfully do so, to the judicial modification of the scope of such restrictions in any proceeding brought to enforce them.

5.              MISCELLANEOUS

5.1          Amendment.  This Agreement may be amended only in writing signed by each of the parties.

5.2          Entire Agreement.  This Agreement, including its attachments, contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, between the parties, including but not limited to the offer letter agreement between Executive and Employer dated January 1, 2003 and the consulting agreement between Executive and Employer dated September 20, 2002 (the “Consulting Agreement”).  Executive further agrees that he has not earned and will not be eligible to receive any bonus payments under the Consulting Agreement.

5.3          No Assignment by Executive.  Executive acknowledges that the services to be rendered by him are unique and personal.  Accordingly, Executive may not delegate or assign any of his obligations under this Agreement.

5.4          Successors and Assigns.  Subject to Section 5.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, any successor to or assign of Employer or MTNV, and upon Executive’s heirs and the personal representative of Executive or Executive’s estate.

5.5          Notices.  Any notice or other communication required or permitted hereunder shall be sufficient if given in writing, (i) by hand-delivery, (ii) by express courier, (iii) by first class mail, certified or registered with return receipt requested or (iv) by facsimile transmission with written confirmation sent the same day by first class mail, certified or registered with return receipt requested, which shall be addressed as follows (or to such other address as a party may specify by notice duly given in accordance with this Section 5.5):

If to Employer:

Metron Technology Distribution Corporation
1350 Old Bayshore Highway, Suite 210
Burlingame, California 94010
Telephone: (650) 401-4600
Facsimile: (650) 373-1135
Attention: Edward Segal, Chairman and Chief Executive Officer

                If to MTNV:

Metron Technology N.V.
c/o Mr. Joel Elftmann, Chairman, Supervisory Board of Directors
6963 Kenmare Drive
Bloomington, Minnesota 55438

                If to Executive:

Mr. Douglas J. McCutcheon
1335 Elsona Drive
Sunnyvale, California 94087

Any notice so sent shall be deemed effectively made on the day of actual delivery to the recipient (if by hand or express courier), on the fifth business day following mailing (if by airmail) or on the next business day following transmission (if by telefax with written confirmation).

5.6          Waiver of Breach.  Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.  No waiver by MTNV shall be valid unless in writing and signed by the Chairman of the MTNV Supervisory Board.

5.7          Severability.  If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal or unenforceable provisions shall be deemed replaced by a provision that is valid, legal and enforceable and that comes closest to expressing the intention of the parties hereto.

5.8          Governing Law.  This Agreement shall be interpreted and enforced in accordance with the laws of the State of California, without giving effect to conflict of law principles.  Executive hereby expressly agrees that the intention of the parties is that Executive will remain a resident of California and will perform all or substantially all of his services as an employee of Employer hereunder and as a Managing Director of MTNV in and from the United States and not The Netherlands.  Accordingly, the parties hereby expressly exclude application of Netherlands law to this Agreement (unless provided otherwise herein), including in particular but without limitation all Netherlands laws regarding employment, termination of employment and employee benefits.  Executive hereby irrevocably consents to such exclusion and waives any and all claims or causes of action that he might otherwise assert against MTNV, its subsidiaries, officers, directors and shareholders based on, or arising out of, any provision of Netherlands law.

5.9          Dispute Resolution.  Unless otherwise prohibited by law, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to Executive’s employment with Employer or service with MTNV, or the termination of that employment or service, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS employment arbitration rules.  Employer shall be responsible for paying any and all fees and costs necessary to initiate such arbitration proceedings, subject to final apportionment by the Arbitrator.  Executive understands and agrees that this provision waives his right to a jury or court trial or to administrative proceedings with respect to these claims.  This arbitration shall be held in the San

Francisco Bay area.  Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

5.10        Attorneys’ Fees.  In the event of litigation or arbitration between Executive and Employer arising under Section 5.9 herein, the prevailing party shall be entitled to reimbursement from the non-prevailing party for its reasonable attorneys’ fees and costs of suit to the fullest extent permitted by law, in addition to such other relief as may be granted.

5.11        Headings.  The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

5.12        Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

METRON TECHNOLOGY N.V.

By:	/s/ Joel Elftmann
Joel Elftmann
Chairman of the Supervisory Board

METRON TECHNOLOGY DISTRIBUTION CORPORATION

By:	/s/ EDWARD D. SEGAL
Edward D. Segal
Chairman and Chief Executive Officer

EXECUTIVE

/s/ DOUGLAS J. McCUTCHEON
Douglas J. McCutcheon

EXHIBIT A

RELEASE AGREEMENT

I hereby hereby generally and completely release Metron Technology Distribution Corporation (the “Company”), Metron Technology N.V. (“MTNV”), and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release Agreement (“Release”).  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or MTNV or the termination of that employment; (b) all claims related to my compensation or benefits from the Company or MTNV, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or MTNV; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the laws of The Netherlands, and the California Fair Employment and Housing Act (as amended).

                I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA, as amended.  I also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to signing this Release (although I may choose not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it earlier); (d) I have seven (7) days following the date that I sign this Release to revoke the Release by providing written notice of revocation to the Company; and (e) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after the date that I sign this Release, provided that the Company has also signed the Release by that date (“Effective Date”).

                In giving this Release, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as folows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to unknown and unsuspected claims.

                The parties hereto have caused this Release Agreement to be executed on the dates set forth below.

METRON TECHNOLOGY DISTRIBUTION CORPORATION:

By:
Edward D. Segal
Chairman and Chief Executive Officer

Date:

EXECUTIVE

Douglas J. McCutcheon

Date:

EXHIBIT B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Metron Technology Distribution Corporation

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Metron Technology Distribution Corporation (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.             Nondisclosure.

1.1          Recognition of Company’s Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2          Proprietary Information.  The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company.  Notwithstanding the foregoing, it is understood that, at all times, I am free to use information which is generally known in the trade or industry, which is not gained as a result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

1.3          Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4          No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.             Assignment Of Inventions.

2.1          Proprietary Rights.  The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2          Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this

1

Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3          Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4          Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”).  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5          Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6          Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7          Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8          Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the

2

Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.             Records.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.             Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5.             No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.             Return Of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7.             Legal And Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.             Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.             Notification Of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.          General Provisions.

10.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.  I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Santa Clara County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2        Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3        Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4        Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

3

10.5        Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

10.6        Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7        Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the first day of my employment with the Company, namely:
January 1, 2003.

I have read this agreement carefully and understand its terms.  I have completely filled out Exhibit B to this agreement.

Dated: January 1, 2003

/s/ DOUGLAS J. McCUTCHEON
(Signature)

Douglas J. McCutcheon
(Printed Name)

Accepted And Agreed To:

Metron TEchnology Distribution corporation

By:	/s/ EDWARD D. SEGAL

Title:	Edward D. Segal

(Address)

Dated: February 12, 2003

4

Exhibit A

LIMITED EXCLUSION NOTIFICATION

This Is To Notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.             Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

2.             Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I Acknowledge Receipt of a copy of this notification.

By:	/s/ DOUGLAS J. McCUTCHEON
(Printed Name Of Employee)

Date:	January 1, 2003

Witnessed By:

/s/ PEGGY ACKERBERG
(Printed Name Of Representative)

A-1

Exhibit B

TO:                         Metron Technology Distribution Corporation

FROM:                  Douglas J. McCutcheon

DATE:                    January 7, 2003

SUBJECT:            Previous Inventions

1.             Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Metron Technology Distribution Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒  No inventions or improvements.

☐  See below:

☐            Additional sheets attached.

2.             Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.
2.
3.

☐            Additional sheets attached.

B-1